NEWS RELEASE

February 12, 2009

For Release:	Immediately
Contact:	Investors:	Stacey A. Renner, (845) 486-5730
News Media:	Denise D. VanBuren, (845) 471-8323

CH Energy Group Posts 2008 Earnings Results

(Poughkeepsie, NY) Annual earnings for CH Energy Group, Inc. (NYSE:CHG) totaled $2.22 per share in 2008, versus the $2.70 per share posted during 2007. The Company had projected 2008 earnings of between $2.02 – $2.27 per share. Results for the fourth quarter of 2008 were 71 cents per share, as compared to 73 cents per share achieved in the final quarter of 2007.

"The year 2008 was the most difficult in many years for our Company," explained Steven V. Lant, Chairman of the Board, President and C.E.O. “But due to our outstanding financial position and excellent liquidity, we were able to access credit markets to weather the storm thanks to our utility’s solid A credit rating and committed credit facilities. Though it was a challenging year to say the least, I believe that we responded well to difficult circumstances and protected the best interests of shareholders and customers.”

Lant said that the worsening economy, which has reduced sales and increased arrears at Central Hudson Gas & Electric and Griffith Energy Services, has impacted the Poughkeepsie-based energy firm in several respects.

“Sales volumes within Central Hudson are well below those projected in the three-year rate settlement which began on July 1, 2006. We believe continued customer conservation and a deteriorating economy are the underlying causes behind the shortfall. Central Hudson’s efforts to address the sales deficit through interim rate relief were not successful, resulting in an approximately 50-cent per share drag to earnings in 2008,” he explained. Additionally, higher write-offs and reserves for uncollectible accounts reduced earnings by 17 cents per share in 2008.

“Recognizing that we have already taken significant steps to reduce our expenses and increase our productivity, a delivery rate increase is absolutely necessary to ensure we can fulfill our obligation to serve,” Lant added, noting that the decision in the utility’s current rate increase request is due in June, with new rates to take effect July 1, 2009.

“It’s important to note that we are particularly encouraged by an increase in the 2008 earnings contribution of our Griffith fuel oil subsidiary, which rose by 30 percent from that of 2007,” Lant said.

CH Energy Group released the follow earnings results by business unit:

Central Hudson Gas & Electric Corporation

Central Hudson's contribution to annual earnings was $1.67, which was 39 cents lower than that of 2007. “As a result of the shortfall in sales, the delivery rate increases that were approved in 2006 and took effect in 2008 did not generate sufficient revenue last year to meet the higher operating costs that those rates had been designed to cover. In particular, those expenditures included higher tree trimming (8 cents) and depreciation (9 cents),” Lant said. “In addition, Central Hudson experienced significantly higher costs associated with customers being unable to pay their bills as a result of the weak economy (17 cents), as well as higher costs associated with restoring electric service following storms (13 cents).”

Central Hudson earned 32 cents during the fourth quarter, down from 54 cents in the same period of 2007 and reflective of the sales shortfall and the impacts of the weakening economy that reduced earnings for the full year.

Griffith Energy Services

The Griffith fuel distribution businesses contributed 26 cents to earnings per share in 2008, up from 20 cents in 2007, due largely to higher margins. “The favorable margins experienced in the latter part of the year were welcome in that they offset margin compression that had reduced profits during the first three quarters of 2008, as well as the weak economy,” said Lant. “High oil prices and the weakening economy led to price-induced conservation (16 cents), as well as significantly higher costs from uncollectible accounts (12 cents).”

Griffith posted 34 cents to the fourth-quarter results, up 25 cents from the 9 cents posted in the same period of last year due to the higher margins that drove the year’s results. “We are pleased that Griffith was able to end the year with a strong fourth quarter, contributing higher earnings per share than last year in a very challenging environment,” Lant explained.

Other Businesses and Investments

Holding company CH Energy Group, Inc. and Central Hudson Enterprises Corporation (CHEC) partnerships and other investments contributed 29 cents toward corporate earnings in 2008, down 15 cents from 2007 results. Lant noted the earnings from the Corporation's ethanol investment were lower due to reduced margins but stressed that the ethanol plant investment, two wind energy installations and an upstate New York biomass plant continued to add positively to earnings as part of a diversified portfolio of investments within the energy industry.

The business unit contributed 5 cents to quarterly earnings, down from 10 cents one year ago.

2009 Earnings Projections

Lant said that the Company will consider if 2009 annual earnings projections will be released after a decision is received in its current rate filing, which is expected in June. He noted that the new rates from that filing will take effect July 1, 2009, and the impact of its outcome will therefore largely shape 2009 results.

# # #

About CH Energy Group, Inc.

CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 300,000 electric and about 74,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany. Central Hudson Enterprises Corporation, a non-regulated subsidiary, is the umbrella for a family of energy-related companies and investments focused primarily on fuel distribution and renewable energy. Griffith Energy Service’s fuel distribution business supplies energy products and services to approximately 111,000 customers in 10 states, stretching from Rhode Island to the Washington, D.C. area. CHEC also has interests in a Lexington, Neb., ethanol plant, two wind power projects, a biomass plant in upstate New York, and is currently developing a landfill-gas energy facility in Auburn, NY.

Conference Call: Mr. Lant will conduct a conference call with investors to review financial results at 2:00 p.m. (ET) today, February 12, 2009 . Dial-in: 1-800-398-9397 ; Conference Name “CH Energy Group.” Supplemental materials will be posted to the Company’s Web site at www.CHEnergyGroup.com to assist participants in following the Conference Call presentation. A digitized replay of the call will be available from 4:30 p.m. (ET) on February 12, 2009, until 11:59 p.m. (ET) on February 19, 2009, by dialing 1-800-475-6701 and entering access code 983292. In addition, the call will be webcast live in listen-only mode and available for replay for approximately 30 days within the Investor Relations section of the Company’s Web site at www.CHEnergyGroup.com

Forward-Looking Statements –

Statements included in this News Release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section   21E of the Exchange Act. Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions. Forward-looking statements including, without limitation, those relating to CH Energy Group and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements. Those factors include, but are not limited to: weather; fuel prices; corn and ethanol prices; plant capacity factors; energy supply and demand; interest rates; potential future acquisitions; developments in the legislative, regulatory, and competitive environment; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

CH ENERGY GROUP, INC.
EARNINGS PER SHARE BY SEGMENT

Consolidated CH Energy Group	3 Months Ended December 31,		12 Months Ended December 31,

	2008	2007	2008	2007

Central Hudson - Electric	$0.22	$0.45	$1.33	$1.66
Central Hudson - Natural Gas	$0.10	$0.09	$0.34	$0.40

Griffith	$0.34	$0.09	$0.26	$0.20

Other Businesses and Investments	$0.05	$0.10	$0.29	$0.44

Earnings per Share (basic)	$0.71	$0.73	$2.22	$2.70

Earnings per Share (diluted)	$0.71	$0.73	$2.22	$2.70

CH ENERGY GROUP, INC.
CONSOLIDATED BALANCE SHEET

	December 31, 2008(1)	December 31, 2007(2)
ASSETS	(Thousands of Dollars)

UTILITY PLANT
Utility plant	$1,262,071	$1,169,800
Less: Accumulated depreciation	369,925	354,353

	892,146	815,447
Construction work in progress	53,778	75,866

Net Utility Plant	945,924	891,313

OTHER PROPERTY AND PLANT - NET	32,426	31,236

CURRENT ASSETS
Cash and cash equivalents	19,825	11,313
Short-term investments - available-for-sale securities	—	3,545
Accounts receivable - net	131,727	139,107
Fuel, materials and supplies	36,585	33,321
Fair value of derivative instruments	—	1,218
Regulatory assets	60,502	35,012
Special deposits and prepayments	21,344	28,108
Accumulated deferred income tax	7,498	7,378
Other	20,571	18,590

	298,052	277,592

DEFERRED CHARGES AND OTHER ASSETS	453,781	294,607

TOTAL	$1,730,183	$1,494,748

CAPITALIZATION and LIABILITIES

CAPITALIZATION
Common Equity(3)	$523,534	$523,148
Cumulative Preferred Stock:
Not subject to mandatory redemption	21,027	21,027
Long-term debt	413,894	403,892

	958,455	948,067

MINORITY INTEREST	1,448	1,345

CURRENT LIABILITIES
Current maturities of long-term debt	20,000	—
Notes payable	35,500	42,500
Accounts payable	52,824	44,880
Accrued interest	5,899	6,127
Dividends payable	8,765	8,760
Customer Advances and Deposits	38,887	31,171
Regulatory liabilities	4,275	9,392
Fair value of derivative instruments	15,759	1,235
Accrued income taxes	441	834
Other	49,186	34,600

	231,536	179,499

DEFERRED CREDITS AND OTHER LIABILITIES	384,641	218,469

ACCUMULATED DEFERRED INCOME TAX	154,103	147,368

TOTAL	$1,730,183	$1,494,748

(1)	Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2008.

(2)	Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2007.

(3)	Shares outstanding at December 31, 2008 = 15,783,083. Shares outstanding at December 31, 2007 = 15,762,000.

CH ENERGY GROUP, INC.
CONSOLIDATED STATEMENT OF INCOME

	3 Months Ended December 31,		12 Months Ended December 31,

	2008 (1)	2007 (2)	2008 (1)	2007 (2)
	(Thousands of Dollars)
Operating Revenues
Electric	$139,502	$146,769	$608,161	$616,839
Natural gas	47,280	39,394	189,546	165,449
Competitive business subsidiaries	121,838	136,117	535,144	414,469
Total Operating Revenues	308,620	322,280	1,332,851	1,196,757

Operating Expenses
Operation:
Purchased electricity and fuel used in electric generation	80,153	89,595	371,828	388,569
Purchased natural gas	31,642	25,283	129,649	110,123
Purchased petroleum	82,419	108,396	417,400	318,020
Other expenses of operation - regulated activities	44,390	38,231	167,805	153,978
Other expenses of operation - comp. bus. subs	25,458	21,781	91,174	75,740
Depreciation and amortization	9,576	8,837	38,298	35,923
Taxes, other than income tax	9,567	8,999	37,991	35,136
Total Operating Expenses	283,205	301,122	1,254,145	1,117,489

Operating Income	25,415	21,158	78,706	79,268

Other Income and Deductions
Income from unconsolidated affiliates	109	180	568	1,895
Interest on regulatory assets and investment income	263	2,327	4,667	8,406
Other - net	187	(261)	28	(1,279)
Total Other Income	559	2,246	5,263	9,022

Interest Charges
Interest on long term debt	5,454	5,051	20,518	18,653
Interest on regulatory liabilities and other interest	1,352	1,042	5,468	4,254
Total Interest Charges	6,806	6,093	25,986	22,907

Income before income taxes and preferred dividends of subsidiary, and minority interests	19,168	17,311	57,983	65,383

Income taxes	7,727	5,757	21,829	21,898

Minority Interest	(26)	(108)	103	(121)

Income before preferred dividends of subsidiary	11,467	11,662	36,051	43,606

Cumulative preferred stock dividends of subsidiary	242	242	970	970

Net Income	11,225	11,420	35,081	42,636
Dividends Declared on Common Stock	8,523	17,030 *	34,086	34,052
Amount Retained in the Business	$2,702	($ 5,610)	$995	$8,584

Average number of common stock shares outstanding (000s)
Basic	15,771	15,762	15,768	15,762
Diluted	15,809	15,778	15,805	15,779

Earnings per share -Basic:	$0.71	$0.73	$2.22	$2.70
Earnings per share -Diluted:	$0.71	$0.73	$2.22	$2.70

Dividends Declared Per Share	$0.54	$1.08 *	$2.16	$2.16

*	Includes dividend of $8,511 declared on October 2, 2007, for the third quarter of 2007.

(1)	Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2008.

(2)	Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2007.